                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               KOGER EQUITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KOGER EQUITY, INC.
                          8880 FREEDOM CROSSING TRAIL
                          JACKSONVILLE, FLORIDA 32256
                                 (904) 732-1000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Koger Equity, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 11:00 a.m., Eastern Daylight Saving Time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida, for the following purposes:

          1. To elect a board of twelve (12) directors to serve for the ensuing year or until their respective successors are elected and qualified;

          2. To amend the Company's Articles of Incorporation to provide that actions of shareholders may only be accomplished at a shareholders meeting and not by written consent; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The close of business on March 12, 1999, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, this meeting and any adjournment or postponement thereof. All shareholders of record at that time are entitled to vote at this meeting and any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1998, which report contains consolidated financial statements and other information of interest with respect to the Company and its subsidiaries, is included herewith.

     SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ENVELOPE IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  By order of the Board of Directors
                                  W. Lawrence Jenkins
                                  Secretary

April 20, 1999

                               KOGER EQUITY, INC.
                          8880 FREEDOM CROSSING TRAIL
                          JACKSONVILLE, FLORIDA 32256
                                 (904) 732-1000

                             ---------------------

                                PROXY STATEMENT
                                 APRIL 20, 1999

                             ---------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of and by the Board of Directors (the "Board of Directors") of Koger Equity, Inc., a Florida corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on Thursday, May 20, 1999 (the "Annual Meeting"), and any adjournment thereof. This Proxy Statement and the enclosed proxy have first been mailed or otherwise given to shareholders on or about April 20, 1999.

     If the enclosed proxy is executed and returned, it will be voted at the Annual Meeting and any adjournment thereof, and where a choice has been specified thereon, will be voted in accordance with such specifications, and where no choice has been specified thereon, will be voted FOR the election of the directors named herein and FOR the amendment of the Company's Articles of Incorporation. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are expected to vote in accordance with their judgement on such matters. A proxy may be revoked at any time to the extent that it has not been exercised. A shareholder may revoke his or her proxy by writing the Secretary of the Company a letter of proxy revocation, executing a subsequently dated proxy, or attending the Annual Meeting or any adjournment thereof and voting his or her Shares (as defined below) personally.

     The close of business on March 12, 1999, was fixed as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

     The number of the Company's shares of common stock, par value $.01 per share, (the "Shares") outstanding at the close of business on March 12, 1999, was 26,581,334 . There is no other class of voting securities of the Company outstanding, and each Share is entitled to one (1) vote. A majority of the Shares issued and outstanding as of the record date represented at the Annual Meeting or any adjournment thereof, either in person or by proxy, shall constitute a quorum. Victor A. Hughes, Jr., James C. Teagle and W. Lawrence Jenkins have, and each of them has, been designated to vote the proxies solicited hereby. The Shares are not subject to cumulative voting.

                            MATTERS TO BE CONSIDERED

     The Company's shareholders will consider and act upon proposals (i) to elect twelve (12) directors for the following year, (ii) to approve the amendment to the Company's Articles of Incorporation to provide that actions of the shareholders may only be accomplished at a shareholders meeting and not by written consent, and (iii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                             ELECTION OF DIRECTORS

NOMINEES

     The twelve (12) nominees listed in the table below are proposed for election as directors for the ensuing year or until their successors have been duly elected and qualified.

     While management expects that all of the nominees will be able to serve as directors, if, at the time of the Annual Meeting or any adjournment thereof, a situation should arise making it impossible for any nominee to serve, the proxies will be voted in accordance with the best judgement of the holders thereof for another person recommended by the present Board of Directors in lieu of such original nominee.

     Each nominee has served in the principal occupations indicated in the table below with the respective employers indicated in such table during the five-year period ended on December 31, 1998. The table below also sets forth information concerning each nominee to the Board of Directors, based on information furnished by such nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 24, 1999(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   ---------------------
D. Pike Aloian(2)............  Managing Director of Rothschild     1993      44             9,458(4)
                               Realty Inc. (a real estate                                   (0.04%)
                               investment management and
                               advisory service firm);
                               Director, Charter Oak Group,
                               Ltd. (a privately held owner
                               and developer of factory outlet
                               and retail properties);
                               Director, Angeles Corporation
                               (a holder of loans to and
                               equity investments in
                               residential real estate);
                               Director, Merritt Properties,
                               LLC (a privately held owner and
                               developer of light industrial
                               buildings)

Benjamin C. Bishop, Jr.(3)...  Chairman of the Board of Allen      1991      67            28,842(4)
                               C. Ewing & Co. (an investment                                (0.11%)
                               banking company); former
                               Director of Grubb & Ellis
                               Company (a national commercial
                               real estate brokerage company);
                               former Trustee of GMR
                               Properties (a real estate
                               investment trust); former
                               Director of Cousins Properties,
                               Inc. (a real estate investment
                               trust)

Irvin H. Davis...............  Consultant and Vice Chairman of     1991      69           143,792(5)
                               Koger Equity, Inc.; former                                   (0.54%)
                               President and Chief Executive
                               Officer of Koger Equity, Inc.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 24, 1999(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   ---------------------
David B. Hiley...............  Executive Vice President and        1993      60            57,611(6)
                               Chief Financial Officer (as of                               (0.22%)
                               April 1, 1998) and Director of
                               Koger Equity, Inc.; Director,
                               Executive Vice President and
                               Chief Financial Officer of
                               Koger Realty Services, Inc. (a
                               Koger Equity, Inc. related
                               entity and manager of office
                               properties in five markets);
                               formerly a financial
                               consultant; former Managing
                               Director of Berkshire Capital
                               Corporation (an investment
                               banking services firm);
                               Director and former Senior
                               Executive Vice President of
                               Thomson McKinnon Securities,
                               Inc. (a securities
                               broker-dealer); consultant,
                               Director and former Executive
                               Vice President of Thomson
                               McKinnon, Inc. (a financial
                               services holding company);
                               former Director of Newcity
                               Communications, Inc. (a
                               communications firm)

Victor A. Hughes, Jr.........  Chairman and Chief Executive        1992      63           363,489(7)
                               Officer of Koger Equity, Inc.;                               (1.36%)
                               former President, Chief
                               Financial Officer, Senior Vice
                               President and Assistant
                               Secretary of Koger Equity,
                               Inc.; Director, Chairman and
                               Chief Executive Officer of
                               Koger Realty Services, Inc.

John R. S. Jacobsson(2)......  Partner responsible for             1997      30             5,952(4)(8)
                               investments at Apollo Real                                   (0.02%)
                               Estate Advisors (manager of
                               three real estate investment
                               funds); Director of Metropolis
                               Realty Trust, Inc. (owner of
                               high rise office buildings);
                               Director of Roland
                               International, Inc. (a land
                               development company)

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 24, 1999(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   ---------------------
G. Christian Lantzsch(3).....  Retired Director of Duquesne        1989      74            12,605(4)
                               Light Company; retired Vice                                  (0.05%)
                               Chairman of the Board of
                               Directors and Treasurer of
                               Mellon Bank Corp.; retired Vice
                               Chairman and Chief Financial
                               Officer of Mellon Bank, N.A.

William L. Mack..............  Senior Partner of Apollo Real       1996      59             7,195(4)(8)
                               Estate Advisors; President and                               (0.03%)
                               a Senior Partner of the Mack
                               Organization (national owner,
                               developer and investor in
                               industrial buildings and other
                               real estate investments);
                               Director of The Bear Stearns
                               Companies, Inc. (an investment
                               banking firm); Director of
                               Mack-Cali Realty Corporation (a
                               national office real estate
                               investment trust); Chairman of
                               the Board of Metropolis Realty
                               Trust, Inc.; Director of Vail
                               Resorts, Inc. (owner and
                               operator of ski resorts)

Lee S. Neibart(3)............  Partner in charge of portfolio      1996      48           7,195(4)(8)
                               and asset management at Apollo                               (0.03%)
                               Real Estate Advisors; former
                               Executive Vice President and
                               Chief Operating Officer of the
                               Robert Martin Company (a real
                               estate development and
                               management firm); Director of
                               Atlantic Gulf Communities
                               Corporation (a land development
                               company); Director of
                               Meadowbrook Golf Group, Inc. (a
                               golf course management
                               company); Director and
                               President of Metropolis Realty
                               Trust, Inc.; Director of
                               NextHealth, Inc. (operator of
                               wellness and spa facilities)
                               and Director of Roland
                               International, Inc.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 24, 1999(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   ---------------------
George F. Staudter(2)(3).....  Managerial and financial            1993      67            12,172(4)
                               consultant; Director of                                      (0.05%)
                               Waterhouse Family of Funds,
                               Inc. (a family of mutual
                               funds); former Director of
                               Waterhouse Investor Services,
                               Inc. (a securities
                               broker-dealer); former
                               President, Chief Executive
                               Officer and Director of Family
                               Steak Houses of Florida, Inc.
                               (a restaurant chain)

S. D. Stoneburner............  Director of Koger Equity, Inc.;     1988      80            23,964(4)(9)
                               former Chairman of the Board of                              (0.09%)
                               Directors, President and Chief
                               Financial Officer of Koger
                               Equity, Inc.

James C. Teagle..............  President, Chief Operating          1996      57           175,751(10)
                               Officer and Director of Koger                                (0.66%)
                               Equity, Inc.; former Executive
                               Vice President, Senior Vice
                               President and Vice President of
                               Koger Equity, Inc.; Director,
                               President and Chief Operating
                               Officer of Koger Realty
                               Services, Inc.
All Executive Officers
  and Director Nominees as
  a Group (15 persons)..........................................................          971,734(11)
                                                                                            (3.59%)

---------------

 (1) Unless otherwise noted, all Shares are owned directly, with sole voting and dispositive power.

 (2) Member of the Compensation Committee.

 (3) Member of the Audit Committee.

 (4) Includes 4,000 Shares which are subject to presently exercisable options.

 (5) Includes 57,333 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

 (6) Includes 45,666 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

 (7) Includes 126,666 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

 (8) Beneficial ownership excludes 5,559,895 shares of Common Stock of Koger Equity, Inc. (the "Issuer"), owned by Apollo Real Estate Investment Fund II, L.P. ("AREIF II") and AREIF II Realty Trust, Inc. ("ARTI"), a subsidiary of AREIF II. The general partner of AREIF II is Apollo Real Estate Advisors II, L.P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECA II"). Messrs. Jacobsson, Neibart and Mack are officers of

     ARECA II and limited partners of ARE Advisors II. Each of Messrs. Jacobsson, Neibart and Mack disclaim beneficial ownership of all securities owned by ARTI, AREIF II and any of their affiliates.

 (9) Includes 8,000 Shares which are held in a trust for which Mr. Stoneburner is the income beneficiary.

(10) Includes 161,278 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(11) Sole voting and dispositive power as to 971,734 Shares, and no Shares with shared voting and dispositive power. Includes 498,825 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

CORPORATE GOVERNANCE

     The Board of Directors of the Company held five (5) meetings during the last fiscal year. The Board of Directors maintains an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"), the members of which are elected by the Board of Directors. The Board of Directors does not have a nominating committee.

     The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. It recommends to the Board of Directors the selection of independent auditors, reviews the scope of the audit procedures and the results of the audit, reviews the matter of independence of the auditors, including non-audit services provided by the auditors and considers and makes recommendations to the Board of Directors on matters referred to it relating to the audit function, such as financial and accounting standards and principles and internal accounting, auditing and financial controls. The Audit Committee held two (2) meetings during the last fiscal year and members of the Audit Committee consulted with the officers of the Company and the independent auditors at various times throughout the year.

     The Compensation Committee is composed exclusively of directors who are not officers or employees of the Company. The Compensation Committee held five (5) meetings during, the last fiscal year. It sets the total compensation of the Company's Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and reviews the compensation proposed by management for all other executive officers of the Company. The Compensation Committee is also responsible for (i) making grants under the Company's stock option plans and the equity and cash incentive plan, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the Company's Supplemental Executive Retirement Plan (the "SERP").

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members, except Messrs. William L. Mack and Lee S. Neibart.

     Directors of the Company who are not officers receive a monthly retainer of $1,667, plus fees of $2,000 for each meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended, together with expenses of attendance. Mr. Davis, the Vice Chairman of the Board, received an additional quarterly retainer of $2,500. Directors who are full-time employees of the Company are not paid a director's fee or retainer. Directors may elect to receive payment of part or all of their monthly retainer in Shares by participating in the Stock Investment Plan. For more information concerning the Stock Investment Plan, reference is made to the section "Executive Compensation -- Stock Investment Plan" of this Proxy Statement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth information concerning the annual and long-term compensation of the Chief Executive Officer (the "CEO") and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1998, exceeded $100,000 (collectively with the CEO, the "Executive Officers").

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                           AWARDS(2)
                                                  ANNUAL             ---------------------
                                               COMPENSATION                                    ALL OTHER
                                          -----------------------    SECURITIES UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)(1)   BONUS($)     OPTIONS/SARS(#)(3)         ($)(4)
---------------------------        ----   ------------   --------    ---------------------    ------------
Victor A. Hughes, Jr.............  1998     $308,750     $156,058(5)        180,000            $   10,711(6)
  Chairman of the Board and        1997      268,750      275,770                --             2,237,714
  Chief Executive Officer          1996      230,917      240,533           135,833                15,318

James C. Teagle..................  1998     $236,708     $104,645(5)        100,000            $    8,850(6)
  President and Chief              1997      198,750      204,423                --                 8,800
  Operating Officer                1996      166,667      173,590            96,250                13,050

David B. Hiley(7)................  1998     $150,000     $102,885(5)        125,000            $   22,356(6)
  Executive Vice President         1997           --           --             4,000                40,690
  and Chief Financial Officer      1996           --           --                --               395,590

W. Lawrence Jenkins..............  1998     $129,893     $ 27,599(8)         20,000            $    7,867(6)
  Vice President and               1997      120,833       41,467                --                 6,518
  Corporate Secretary              1996      112,917       57,363            28,840                10,120

Robert N. Bridger................  1998     $152,917     $ 47,044(8)         20,000            $   96,039(6)
  Senior Vice                      1997      130,833       44,784                --               126,102
  President/Development            1996      122,575       57,634            28,801                13,233

---------------

 (1) Includes an amount of salary paid by KRSI for the 1998 salary for Mr. Hughes of $68,784, Mr. Teagle of $76,096, Mr. Hiley of $32,933, and Mr. Jenkins of $32,254.

 (2) There were no restricted stock awards or long-term incentive plan payouts for any of the last three fiscal years.

 (3) For information concerning the number and market value of Shares subject to the Company's stock option plans as to the Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Values" table and the notes thereto.

     The options granted to the CEO and the other named executive officers during the fiscal year ended December 31, 1998, are described as follows:

     As to Mr. Hughes, includes 180,000 options granted under the 1998 Equity and Cash Incentive Plan at an exercise price of $21.875 per Share, which option vests at a cumulative annual rate of 33.3% per year, commencing on December 31, 1998, and will expire on March 10, 2008.

     As to Mr. Teagle, includes 100,000 options granted under the 1998 Equity and Cash Incentive Plan at an exercise price of $21.875 per Share, which option vests at a cumulative annual rate of 33.3% per year, commencing on March 10, 1999, and will expire on March 10, 2008.

     As to Mr. Hiley, includes 125,000 options granted by the Company at an exercise price of $22.8125 per Share, which option vests at a cumulative annual rate of 33.3% per year, commencing on February 18, 1999, and will expire on February 18, 2008.

     As to Mr. Jenkins and Mr. Bridger, includes 20,000 options each, granted under the 1998 Equity and Cash Incentive Plan at an exercise price of $20.00 per Share, which option vests at a cumulative annual rate of 20% per year, commencing on August 19, 1999, and will expire on August 19, 2008.

(4) Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Executive Officers (the "Life Insurance Premiums") and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Executive Officers and were available generally to all salaried employees of the Company.

(5) Includes a bonus which was earned for calendar year 1998 (the value of which was paid in Shares on January 18, 1999, based on a per share value of $14.50, which amount represents the closing price of the shares as reported on the American Stock Exchange on that date), as to Mr. Hughes of $150,000, by the issuance of 10,344 Shares; as to Mr. Teagle of $100,000, paid (after withholding $32,048 for the payment of taxes) by the issuance of 4,686 Shares, and as to Mr. Hiley of $100,000, paid (after withholding $32,352 for the payment of taxes) by the issuance 4,665 Shares.

(6) For 1998, includes a matching contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee's contributions to his or her account under the 401(k) Plan, subject to a maximum employee contribution of 6% of eligible compensation, and was based on the market value of the Shares on December 31, 1998, which was $17.1875 per Share (the 401(k) Contribution").

    As to Mr. Hughes, includes Life Insurance Premiums in the amount of $5,911, and a 401(k) Contribution in the amount of $4,800.

    As to Mr. Teagle, includes Life Insurance Premiums in the amount of $4,050, and a 401(k) Contribution in the amount of $4,800.

    As to Mr. Hiley, includes Life Insurance Premiums in the amount of $4,739, a 401(k) Contribution in the amount of $4,587, and director's fees and retainer for the period January 1, 1998 to March 31, 1998 of $13,030.

    As to Mr. Jenkins, includes Life Insurance Premiums in the amount of $3,067, and a 401(k) Contribution in the amount of $4,800.

    As to Mr. Bridger, includes Life Insurance Premiums in the amount of $5,739, and a 401(k) Contribution in the amount of $4,800. Also includes $85,500 of income associated with the exercise of options on 6,000 shares, all at an exercise price of $7.625, on January 23, 1998, which shares were valued at $21.875 on the date of exercise.

(7) Mr. Hiley was employed by the Company on April 1, 1998, when he became the Company's Executive Vice President and Chief Financial Officer. Prior to that time, Mr. Hiley served the Company as a member of the Board of Directors. In 1997, Mr. Hiley was granted options on 4,000 Shares at an exercise price of $19.8125 per Share and he was paid the regular fees paid by the Company for attendance at meetings of the Board of Directors, totaling $17,600, a Board member retainer of $20,000, and compensation associated with his participation in the Company's Stock Investment Plan totaling $3,090. In 1996, Mr. Hiley was paid Board fees of $22,500, a Board member retainer of $20,000, compensation associated with his 1996 participation in the Company's Stock Investment Plan totaling $3,090, and consulting fees totaling $350,000.

(8) Includes a cash bonus which was earned for calendar year 1998, which was paid in 1999.

OPTION/STOCK APPRECIATION RIGHTS GRANTS

     During the fiscal year ended December 31, 1998, the Company granted the following options to its Executive Officers. The Company has no outstanding stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------    POTENTIAL REALIZABLE
                                          PERCENT OF                                      VALUE AT
                                            TOTAL                                   ASSUMED ANNUAL RATES
                           NUMBER OF     OPTIONS/SARS                                  OF STOCK PRICE
                           SECURITIES     GRANTED TO                                  APPRECIATION FOR
                           UNDERLYING     EMPLOYEES     EXERCISE OR                      OPTION TERM
                          OPTIONS/SARS    IN FISCAL     BASE PRICE    EXPIRATION   -----------------------
NAME                       GRANTED(#)        YEAR         ($/SH)         DATE        5%($)        10%($)
----                      ------------   ------------   -----------   ----------   ----------   ----------
Mr. Hughes..............    180,000(1)       19.8%        $21.88      03/10/2008   $2,476,273   $6,275,361
Mr. Teagle..............    100,000(2)       11.0%        $21.88      03/10/2008   $1,375,707   $3,486,312
Mr. Hiley...............    125,000(3)      13.75%        $22.88      02/18/2008   $1,793,332   $4,544,656
Mr. Jenkins.............     20,000(4)       2.20%        $20.00      08/19/2008   $  251,558   $  637,497
Mr. Bridger.............     20,000(5)       2.20%        $20.00      08/19/2008   $  251,558   $  637,497

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth information with respect to (i) the aggregate number of options exercised, and the values realized in respect thereof, by the Executive Officers during the fiscal year ended December 31, 1998, and (ii) the aggregate number of options and the value of the in-the-money options in each case held by the Executive Officers at the end of such fiscal year. The Company has no outstanding stock appreciation rights. In the event of a change of control (as defined in the option agreements), all stock options become vested.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING         VALUE OF UNEXERCISED
                                                                      UNEXERCISED            IN-THE-MONEY
                                                                    OPTIONS/SARS AT          OPTIONS/SARS
                                       SHARES                     FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)
                                     ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
NAME                                 EXERCISE(#)   REALIZED($)       UNEXERCISABLE         UNEXERCISABLE(1)
----                                 -----------   -----------    ------------------     ---------------------
Victor A. Hughes, Jr...............        --             --        66,667 / 213,333      $120,834 /  $60,417
James C. Teagle....................        --             --       122,583 / 127,417      $734,651 / $133,005
David B. Hiley.....................        --             --         4,000 / 125,000          $-0- /     $-0-
W. Lawrence Jenkins................        --             --        33,786 /  41,861      $232,632 /  $81,175
Robert N. Bridger..................     6,000        $85,500        18,115 /  21,704       $82,937 /  $79,666

---------------

(1) The value reported herein is based on a per Share price of $17.1875, which is the closing price of the Shares on December 31, 1998, as reported on the American Stock Exchange.

LONG-TERM INCENTIVE PLAN AWARDS

     The Company made no long-term incentive plan awards to any Executive Officer during the fiscal year ended December 31, 1998.

EXECUTIVE EMPLOYMENT AGREEMENTS

     On June 21, 1996, the Company entered into three-year employment agreements with both Messrs. Hughes and Teagle. Effective April 1, 1998, the Company entered into new employment agreements with these executives for the primary purpose of extending these agreements, in the case of Mr. Hughes, through December 31, 2000, and, in the case of Mr. Teagle, through March 31, 2001. These agreements provide for, among other things, an annual base salary for Mr. Hughes of $300,000 and an annual base salary for Mr. Teagle of $230,000, which salaries were increased to $315,000 and $241,500, respectively, on June 1, 1998. Also, effective April 1, 1998, Mr. Hiley, a Director of the Company, was engaged as the Company's Executive Vice President and Chief Financial Officer. In this connection, the Company entered into a three-year employment agreement with Mr. Hiley commencing April 1, 1998, at an initial annual base salary of $200,000, and on February 18, 1998, granted him a ten-year option to purchase 125,000 Shares at an exercise price of $22.8125 per share, the fair market value on the date of grant. In addition, he was made a participant in the Supplemental Executive Retirement Plan for Executives of Koger Equity, Inc. and Participating Related Entities (the "SERP"). The employment agreements referred to above provide that the officers (1) serve the Company on a full-time basis, (2) perform such duties and responsibilities as may be designated by the Board and
(3) devote substantially all of their business time and best efforts, business judgement, skill and knowledge exclusively to the advancement of the business and interests of the Company.

     In the event of an early termination of employment other than for cause, each employment agreement provides that, at the officer's option, (1) he may either continue to receive his base salary for the term of the agreement or its present value in a lump sum, and (2) continue to participate in the Company's medical and life insurance arrangement for employees during the term of the agreement or be paid a lump sum present value of the cost of such insurance coverage. The officer will also be deemed to have satisfied the vesting requirements for benefits under the SERP and all stock options, which would otherwise become vested during the term of the employment agreement, in the event of an early termination of employment other than for cause.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The SERP provides additional retirement benefits for the named Executive Officers. In the case of Messrs. Hughes and Teagle, the SERP provides (i) such Executive Officer with a lifetime benefit of 50% of final three-year average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan, and (ii) the surviving spouse of such Executive Officer with a lifetime benefit of 50% of such Executive Officer's benefit. In the case of Mr. Hiley, the SERP provides (i) him with a lifetime benefit of 35% of final three-year average annual base salary less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of Mr. Hiley under the 401(k) Plan and (ii) his surviving spouse with a lifetime benefit of 50% of his benefit. The SERP also provides Messrs. Hughes, Teagle and Hiley and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for the Executive Officers). In the case of each other Executive Officer, the SERP provides a 15-year benefit equal to 40% of final three-year average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan. Benefits under the SERP generally vest only if the applicable Executive Officer remains in the Company's employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such Executive Officer's age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and an Executive Officer leaves the employ of the Company under certain circumstances, then (a) in the case of Messrs. Hughes, Teagle and Hiley, such Executive Officer would be entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other Executive Officer, such Executive Officer, at his option, would be entitled to either a continuation of his base salary for a period of 18 months or his vested benefits under the SERP.

     The table below sets forth information with respect to the estimated annual benefit (determined before any reduction for social security benefits and 401(k)Plan contributions as described above) payable to SERP participants (except Mr. Hiley; see note below) upon age 65 retirement at different levels of compensation and service.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
FINAL AVERAGE ANNUAL REMUNERATION                15         20         25         30         35
---------------------------------             --------   --------   --------   --------   --------
    $125,000................................  $ 37,500   $ 50,000   $ 50,000   $ 50,000   $ 50,000
     150,000................................    45,000     60,000     60,000     60,000     60,000
     175,000................................    52,500     70,000     70,000     70,000     70,000
     200,000................................   100,000    100,000    100,000    100,000    100,000
     225,000................................   112,500    112,500    112,500    112,500    112,500
     250,000................................   125,000    125,000    125,000    125,000    125,000
     300,000................................   150,000    150,000    150,000    150,000    150,000
     350,000................................   175,000    175,000    175,000    175,000    175,000

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 1998, the base salary and estimated years of service credit for each Executive Officer is listed below:

Mr. Bridger.................................................  $155,000    36 years
Mr. Hiley...................................................  $200,000    9 months
Mr. Hughes..................................................  $315,000    16 years
Mr. Jenkins.................................................  $133,500    28 years
Mr. Teagle..................................................  $241,500    26 years

     Because the SERP generally provides a 50% gross benefit for life to Messrs. Hughes and Teagle, and a 40% gross benefit for 15 years to the other Executive Officers, the Pension Plan Table above reflects a 50% benefit for salaries above $175,000 and a 40% benefit for salaries up to and including $175,000. Mr. Hiley's age 65 annual SERP benefit is 35% of final three-year average annual base salary, or $70,000. The benefits shown will be reduced by (i) the amount of social security benefits received by the applicable Executive Officer and (ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such Executive Officer under the 401(k)Plan. At retirement, benefits under the SERP are paid in annuity form.

STOCK INVESTMENT PLAN

     The Company has a Stock Investment Plan (the "SIP") pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employees, and each participating director pays for his Shares pursuant to a deduction from such director's retainer. Pursuant to the SIP and subject to certain limitations, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the aggregate monthly deduction from such employee's pay or such director's retainer: (i) 25% of each monthly deduction less than or equal to $50; (ii) 20% of each monthly deduction greater than $50 but less than or equal to $100; and (iii) 15% of each monthly deduction greater than $100 but less than or equal to $1,700, the maximum permitted under the SIP. The Company also pays all commissions and related expenses of the SIP. The Company's contribution and expenses incurred in administering the SIP totaled approximately $58,500 for the year ended December 31, 1998.

     During 1998, the Company paid the following amounts on behalf of the following directors:

                                                         STOCK INVESTMENT PLAN
                                                                COMPANY
DIRECTOR NAME                                                CONTRIBUTION
-------------                                            ---------------------
D. Pike Aloian.........................................         $ 3,090
Benjamin C. Bishop, Jr.................................           3,090
David B. Hiley.........................................           1,030
John R. S. Jacobsson...................................           3,090
G. Christian Lantzsch..................................           3,090
William L. Mack........................................           3,090
Lee S. Neibart.........................................           3,090
George F. Staudter.....................................           3,090
S. D. Stoneburner......................................           3,090
                                                                -------
          Total Contributed on behalf of Directors.....         $25,750
                                                                =======

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the information included under the "Shareholder Return Performance Presentation" including the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee consists of D. Pike Aloian, John R.S. Jacobsson and George F. Staudter, Chairman, all of whom were outside directors of the Company.

     The Compensation Committee is responsible for setting the total compensation of the Chairman of the Board and Chief Executive Officer (the "CEO"), the President and Chief Operating Officer (the "COO") and the Executive Vice President and Chief Financial Officer (the "CFO") and for reviewing the compensation, including year-end bonuses, proposed by management for all other Executive Officers of the Company. The Compensation Committee is also responsible for (i) making grants under the Company's stock option and other incentive plans, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k)Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the Supplemental Executive Retirement Plan (the "SERP"). It is the Committee's objective to structure executive compensation packages that have and will continue to provide incentives to create shareholder value. Through stock options and other stock related awards, the Compensation Committee has sought to forge a strong link between Share performance and Executive Compensation. In addition, the Company believes that the Executive Compensation program should attract, retain and motivate a quality, performance-oriented management team.

     The Company's strategy has been to improve its financial condition by maintaining a high occupancy level, increasing revenues and broadening its asset base. The Company has made significant progress in these areas. During 1998, the Company continued to improve its operating efficiencies by (i) maintaining the percent leased rate of its buildings at over 90%, (ii) increasing its average rental rate per square foot from $15.02 to $15.82, or 5.3% over the prior year, and (iii) increasing its rental and other rental services revenues by approximately $24.2 million, or 22.1%. In December 1998, the Company increased its $100 million revolving credit facility to $150 million for a new three-year term at competitive rates.

     During 1998, the Company completed construction on six new buildings containing approximately 604,000 square feet and closed on the purchase of 20 buildings containing approximately 1.2 million square feet. The Company's operating properties increased from 228 to 251, during 1998, with gross square feet increasing from approximately 10.4 million to approximately 12.1 million, or 16.6%. Also during 1998, the Company commenced construction of seven new office buildings on some of its existing inventory of land held for development.

     While the Compensation Committee considered all of the foregoing and although the Committee has from time to time reviewed the executive compensation levels of other real estate investment trusts and referred to other available information concerning the salaries of executive officers in peer group companies, it did not, and has not as yet, set any specific criteria in arriving at any particular Executive Officer's compensation. Accordingly, based on the above, the Compensation Committee made a subjective determination in setting the compensation of the CEO, COO and CFO and reviewed and approved the compensation of the other Executive Officers.

     In arriving at the compensation paid Victor A. Hughes, Jr., the Chairman of the Board and CEO, during 1998, the Compensation Committee considered the performance of the Company under his leadership as CEO, as well as his experience in corporate finance.

     In recognition of his performance as CEO, Mr. Hughes' annual salary was increased by 5% from $300,000 in 1997, to $315,000 in 1998. In addition, in February 1999, he was awarded a bonus of $150,000 for his 1998 performance, payable with the issuance of 10,344 shares of the Company's Common Stock based on the closing price of $14.50 per share on February 18, 1999, the date the bonus was granted.

     Conclusion. The Compensation Committee believes that the compensation packages of the Company's Executive Officers have been generally commensurate with the Company's financial performance and the total value received by its shareholders. The Compensation Committee intends to continue to review Executive Officers' compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company's financial condition, the performance of its officers and peer group analysis.

     The foregoing report has been furnished by the Compensation Committee.

                                  D. Pike Aloian
                                  John R. S. Jacobsson
                                  George F. Staudter, Chairman

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the American Stock Exchange Market Value Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1993 and ending December 31, 1998 and (ii) assuming that $100 was invested on December 31, 1993 and that all dividends were reinvested.

               Measurement Period
             (Fiscal Year Covered)                       KE               AMEX             NAREIT
1993                                                           100               100               100
1994                                                            85                93               101
1995                                                           125               120               119
1996                                                           221               122               162
1997                                                           263               152               192
1998                                                           219               163               156


     The Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

           APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Board of Directors of the Company proposes for shareholder consideration and approval an amendment to the Company's Articles of Incorporation, which would prohibit consents to action without a meeting of shareholders. Florida law states that, unless otherwise provided in the Company's Articles of Incorporation, any action which may or is required to be taken by shareholders at a shareholders' meeting may be taken without a meeting without prior notice and without a vote, if the action is consented to in writing by the holders of the minimum number of shares required to take such action at a meeting at which all shares entitled to vote were present and voted. The proposed amendment to the Company's Articles of Incorporation would prohibit the use of this written consent procedure, thereby requiring that all shareholders of record are provided with prior notice of the proposal, that a shareholders' meeting be held and that all the shareholders have an opportunity to vote on the proposal.

     The proposed amendment is intended to provide management and the non-consenting shareholders with the opportunity to review any such shareholder proposal, express their views and take any necessary action to protect the interests of the remaining shareholders and the Company before any proposal is adopted.

     The Board of Directors believes that the use of the consent procedure in lieu of a meeting and vote of shareholders is inappropriate for a publicly owned as contrasted with closely-held corporation. The Board believes that all shareholders of a publicly owned corporation should have an opportunity to consider fully, and to participate in determining, any proposed action and to express their views thereon.

     The text of the proposed amendment, which would provide for a new Article XI to the Company's Articles of Incorporation, is a follows:

                                   ARTICLE XI

        Actions shall be taken by the shareholders of the Company only at annual or special meetings of shareholders, and shareholders may not act by written consent.

     Pursuant to agreement, Apollo Real Estate Investment Fund II, L.P., which owns 20.92% of the outstanding Shares, will vote its Shares in favor of the amendment. See "Certain Relationships and Transactions" and "Security Ownership of Beneficial Owners and Management -- Security Ownership of Beneficial Owners."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In 1995 certain entities which are wholly owned subsidiaries of a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the Trustee and J. P. Morgan Investment Management, Inc. is the investment manager (the "Morgan Entities"), acquired certain properties from the Company and from a partnership of which a subsidiary of the Company was the corporate general partner. In connection with this acquisition the Morgan Entities entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation ("KRSI"), in which the Company has a significant economic interest, pursuant to which KRSI will manage such properties for a five-year period, subject to renewal on July 31, 2000.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. The Company owns all of the preferred stock of KRSI, which currently represents in excess of 95% (by value) of the economic benefits of KRSI. Such preferred stock is nonvoting stock and is not convertible into the common stock of KRSI while held by the Company. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., James C. Teagle, W. Lawrence Jenkins, James L. Stephens, all of whom are officers of the Company, and certain other employees of KRSI who are not employed by the Company. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle and Jenkins comprise the Board of Directors of KRSI. In the event that any of the forgoing persons leave the employ of KRSI, KRSI has the right to reacquire any Shares of common stock of KRSI held by such officer or employee.

     The Company accounts for its investment in the preferred stock of KRSI using the equity method. During 1998, KRSI earned approximately $6.4 million in management fees from the Morgan Entities and other entities for which it performs services.

     Messrs. Mack, Neibart and Jacobsson were elected to the Company's Board under the terms of an agreement dated October 10, 1996, between the Company and an affiliate of Apollo Real Estate Investment Fund II, L. P. ("Apollo") pursuant to which Apollo purchased three million Shares from the Company for $43.5 million ($14.50 per share). Apollo has been granted registration rights and a conditional exemption from certain of the Company's takeover defenses that provide that for a period of three years (subject to earlier termination under certain circumstances): (i) Apollo may purchase up to 25% of the Company's outstanding stock; (ii) Apollo will be entitled to Board representation of up to three directors on a board of not more than 12, (depending upon Apollo's level of ownership of the common stock); and (iii) Apollo will not acquire more than 25% of the Company's outstanding stock and will vote its Shares as to certain matters either in accordance with the recommendation of the Board or proportionately with other shareholders, unless the Company breaches its agreements or, without Apollo's consent, the Company takes certain significant actions such as certain amendments of the Company's organizational documents, liquidation, termination of REIT status, sale of the Company, acquisitions or disposition over a certain size, issuance of more than 9.8% of the outstanding common stock to a person or group or failure by the Company to employ its takeover defenses against another person who holds (or tenders for) 15% or more of the common stock. In addition, with certain exceptions, in the event the Company sells Shares or securities convertible into Shares ("Equity Securities"), Apollo has a preemptive right to acquire from the Company that amount of Equity Securities that will increase its holdings to not more than 25% of the Company's outstanding Equity Securities.

     Irvin H. Davis retired as an employee of the Company on December 31, 1996, but continues to serve the Company as a consultant. Pursuant to the Consulting Agreement between Mr. Davis and the Company, he will receive a consulting fee of $50,000 per year through December 31, 1999. During 1998, Mr. Davis received income in the amount of $105,795 from the SERP and $1,361,000 of income associated with the exercise of options on a total of 63,000 Shares, all at an exercise price of $5.125, at various times from January 7, 1998 to July 10, 1998, which Shares were valued at prices ranging from $20.8875 to $22.0625 per Share on the dates of exercise.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Directors and executive officers are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Except for the late reporting of the exercise of stock options to purchase Shares by James L. Stephens and by Irvin H. Davis, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports not previously reported were required, during the fiscal year ended December 31, 1998, its directors and executive officers complied with all Section 16(a) filing requirements.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

     The table below sets forth certain information available to the Company as of February 24, 1999, with respect to the beneficial ownership of Shares by each person known to the Company to be the beneficial owner of more than 5% of the Shares. Except as noted below, each of the persons listed has sole dispositive and voting power with respect to the Shares indicated.

                                                                                  NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          PERCENT OF CLASS   BENEFICIALLY OWNED
------------------------------------                          ----------------   ------------------
Apollo Real Estate
  Investment Fund II, L. P..................................       20.92%            5,559,895
  1301 Avenue of the Americas
  New York, New York 10019

Alliance Capital Management, Inc............................        9.36%            2,487,393(1)
  1290 Avenue of the Americas
  New York, New York 10104

Public Employees Retirement System..........................        7.53%            2,000,000
  277 East Town Street
  Columbus, Ohio 43215

AIM Management Group........................................        5.01%            1,332,338(2)
  1315 Peachtree Street NE
  c/o INVESCO
  Atlanta, Georgia 30309

EQSF Advisers Inc. et al....................................        5.32%            1,411,336
  767 Third Avenue
  New York, New York 10017

---------------

(1) Sole voting power as to 259,515 Shares; shared voting power as to 2,208,735 Shares; sole dispositive power as to 2,481,229 Shares and shared dispositive power as to 6,164 Shares.

(2) Shared voting and dispositive power as to 1,332,338 Shares; and sole voting and dispositive power as to no Shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth certain information with respect to the beneficial ownership of Shares held as of February 24, 1999, (i) individually by each Executive Officer and each director of the Company and (ii) by all Executive Officers and directors of the Company. Except as noted below, each of the persons listed below has (a) sole dispositive and voting power or (b) shared dispositive and voting power with a spouse, in each case with respect to the Shares indicated. The address of each Executive Officer and director listed below is in care of the Company.

                                                                               NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                   PERCENT OF CLASS   BENEFICIALLY OWNED
------------------------                                   ----------------   ------------------
D. Pike Aloian...........................................        0.04%               9,458(3)
Benjamin C. Bishop, Jr...................................        0.11               28,842(3)
Irvin H. Davis...........................................        0.54              143,792(1)(2)
David B. Hiley...........................................        0.22               57,611(1)(2)
Victor A. Hughes, Jr.....................................        1.36              363,489(1)(2)
John R. S. Jacobsson.....................................        0.02                5,952(3)
G. Christian Lantzsch....................................        0.05               12,605(3)
William L. Mack..........................................        0.03                7,195(3)
Lee S. Neibart...........................................        0.03                7,195(3)
George F. Staudter.......................................        0.05               12,172(3)
S. D. Stoneburner........................................        0.09               23,964(3)
James C. Teagle..........................................        0.66              175,751(1)(2)
W. Lawrence Jenkins......................................        0.16               42,104(1)(2)
James L. Stephens........................................        0.15               40,088(1)(2)
Robert N. Bridger........................................        0.16               41,515(1)(2)
                                                                 ----              -------
Total Shares Held by All Executive Officers and Directors
  as a Group (15 persons)................................        3.59%             971,734
                                                                 ====              =======

---------------

(1) Includes for Messrs. Davis, Hughes, Teagle, Hiley, Jenkins, Stephens and Bridger 57,333; 126,666; 161,278; 45,666; 39,147; 13,416 and 23,319 Shares,
    respectively, which such Executive Officers have the right to acquire pursuant to the exercise of the options held.

(2) Includes for Messrs. Hughes, Teagle, Hiley, Jenkins, Stephens and Bridger 3,668; 3,345; 218; 2,957; 2,612 and 3,196 Shares, respectively, allocated to the participant's account under the 401(k) Plan.

(3) Includes 4,000 Shares which such Director has the right to acquire pursuant to the exercise of options.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     During the year ended December 31, 1998, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 1998, services performed in connection with filing of this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent certified public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 1999. It is anticipated that auditors will be selected later in the fiscal year.

                                 OTHER BUSINESS

     It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the approval of the amendment to the Articles of Incorporation. A reasonable time before this solicitation of proxies, the Board of Directors was not aware of any other matters to be presented for action at the Annual Meeting or any adjournment thereof. If any other business should properly come before the Annual Meeting or any Adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgement.

               STOCKHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD

     If a shareholder intends to present a proposal for action at the 2000 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by December 19, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

     The Bylaws of the Company establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a shareholder proposal or a director nomination for a shareholders meeting must be received by the Company not less than 70 days, nor more than 90 days before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws. If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the Bylaws, the Company may disregard such proposal or nomination.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2000 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Bylaws, then the Company's proxy may confer discretionary authority on the persons who have been appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of the Company, W. Lawrence Jenkins, Koger Equity, Inc., Post Office Box 58120, Jacksonville, Florida 32241-8120.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $7,500 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity's reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Company's bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The twelve nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. A majority of the votes properly cast is necessary to approve any other matter which comes before the Annual Meeting, except as otherwise required by law, the Articles of Incorporation, or the Company's Bylaws.

     The Company will count the total number of votes cast "for" approval of proposals, other than the election of directors, for purposes of determining whether sufficient affirmative votes have been cast. The Company will count Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., Shares represented at the Annual Meeting held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power) only as Shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but it is not to be regarded as proxy soliciting material.

     AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., POST OFFICE BOX 58120, JACKSONVILLE, FLORIDA 32241; PROVIDED, HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K, FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.

                               KOGER EQUITY, INC.
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted for Proposals 1 and 2.

1.  ELECTION OF DIRECTORS

    [ ]  FOR ALL NOMINEES LISTED BELOW                           [ ]  WITHHOLD AUTHORITY
         (Except as marked to the contrary below)                     to vote for ALL nominees listed below

    INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

    NOMINEES:

D. Pike Aloian            Victor A. Hughes, Jr.   Lee S. Neibart
Benjamin C. Bishop, Jr.   John R. S. Jacobsson    George F. Staudter
Irvin H. Davis            G. Christian Lantzsch   S. D. Stoneburner
David B. Hiley            William L. Mack         James C. Teagle

2. To amend the Company's Articles of Incorporation to provide that actions of shareholders may only be accomplished at a shareholders meeting and not by written consent.

               [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE

                                  (KOGER LOGO)

                               KOGER EQUITY, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                          JACKSONVILLE MARRIOTT HOTEL
                              4670 Salisbury Road
                             Jacksonville, Florida

                             Thursday, May 20, 1999
                                   11:00 A.M.

                                     PROXY
               This Proxy is Solicited by the Board of Directors
                               KOGER EQUITY, INC.

    The undersigned hereby appoints Victor A. Hughes, Jr., James C. Teagle, and
W. Lawrence Jenkins, and each of them, his (their) true and lawful agents and proxies with full power of substitution in each, and hereby authorizes them to vote at the Annual Meeting of the Shareholders of Koger Equity, Inc. to be held at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida, on Thursday, May 20, 1999, at 11:00 a.m., Eastern Daylight Saving Time, and at any adjournment or postponement thereof, all shares of Common Stock of Koger Equity, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote as specified herein by the undersigned and to vote in such manner as they may determine on any other matters that may properly come before the meeting or any adjournment thereof.

                                                  __________, 1999
                                                     (Signature)  (Date)

                                                  __________, 1999
                                                   (Signature if held
                                                 jointly)         (Date)

                                                 THIS PROXY MUST BE SIGNED
                                                 EXACTLY AS
                                                 THE NAME(S) APPEARS HEREON

                                                 Executors, administrators,
                                                 trustees, etc. should give full
                                                 title as such. If the signer is
                                                 a corporation, please sign full
                                                 corporate name by fully
                                                 authorized officer. If shares
                                                 are held jointly, signature
                                                 should include both names.

Koger Equity, Inc.
1998 Annual Report

Cover photo:
Colonnade Building, Birmingham, Alabama


Table of Contents

2       Financial Highlights
4       Message to our Shareholders
9       1998 - A Year of Accomplishment
14      Office Properties Map

Photograph:
Jackson Building, Jacksonville, Florida

Financial Highlights

The following selected financial data sets forth certain financial information of Koger Equity, Inc. as of and for each of the five years in the period ended December 31, 1998 (in thousands except per share and property data):

Income Information                                1998          1997          1996          1995(1)          1994
Rental revenues and other rental services       $133,663      $109,501      $ 98,805      $ 95,443         $ 94,388
Total revenues                                  $138,082      $113,989      $104,072      $125,750         $100,376
Property operations expenses                    $ 53,719      $ 44,453      $ 41,597      $ 40,830         $ 39,711
Depreciation and amortization                   $ 28,381      $ 24,073      $ 21,127      $ 19,102         $ 16,728
Mortgage and loan interest                      $ 16,616      $ 16,517      $ 18,701      $ 23,708         $ 25,872
Net income                                      $ 29,602      $ 21,204      $ 10,501      $ 28,990         $  4,215
Earnings per common share - basic               $   1.13      $   0.99      $   0.57      $   1.64         $   0.24
                          - diluted             $   1.10      $   0.94      $   0.54      $   1.61         $   0.24
Dividends declared per common share             $   1.15      $   0.55      $   0.05            --               --
Weighted average shares outstanding - basic       26,294        21,374        18,523        17,724           17,599
                                    - diluted     26,901        22,495        19,500        18,011           17,719

Balance Sheet Information                         1998          1997          1996          1995             1994
Operating properties (before depreciation)      $872,183      $681,249      $582,972      $571,313         $578,237
Total assets                                    $834,995      $656,097      $584,666      $578,756         $613,806
Mortgages and loans payable                     $307,903      $181,963      $203,044      $254,909         $323,765
Total shareholders' equity                      $464,763      $444,262      $364,135      $310,697         $280,601

Other Information                                  1998          1997          1996          1995(1)         1994
Funds from operations                            $56,486       $42,324       $33,154       $36,707         $23,475
Funds from operations
              - per diluted share/unit           $  2.08       $  1.88       $  1.70       $  2.04         $  1.32
Closing stock price as reported on AMEX
   at year-end                                   $ 17.19       $ 21.94       $ 18.75       $ 10.63         $  7.25
Income before interest, income taxes,
   depreciation and amortization                 $75,555       $62,729       $51,144       $71,866         $47,042
Number of buildings (at end of period)               251           228           215           216             219
Percent leased (at end of period)                     90%           92%           92%           91%             90%

(1) Includes $13,066 of interest revenue associated with mortgage notes which the Company acquired during 1995. These mortgage notes were retired during 1995.

Photograph:
Laurel Building, Orlando, Florida

Graphs:

Four Bar Charts are displayed portraying information for the five calendar years ended 1998 as described below:

Stock Price: (The Low and High Stock Prices of Koger Equity are portrayed on a two color bar chart as described below)

Year       Low        High
'94      $ 6.38      $10.50
'95      $ 6.75      $10.63
'96      $10.75      $18.75
'97      $15.38      $23.38
'98      $15.63      $23.75

Rental and Other Rental Services Revenues (in Millions of Dollars):

Year      Amount
'94      $ 94,388
'95      $ 95,443
'96      $ 98,805
'97      $109,501
'98      $133,663

Funds from Operations, Per Share * For 1995, excludes $0.73 per share of interest revenue:

Year     Amount
'94      $1.32
'95      $1.31
'96      $1.70
'97      $1.88
'98      $2.08

Debt-To-Market Capitalization:

Year    Amount
'94      72%
'95      57%
'96      34%
'97      25%
'98      39%

Message to Our Shareholders

         In 1998, Koger Equity executed its strategy and exceeded its business plan. The Company was successful in its operation of the existing portfolio, acquisitions, development, and managing the balance sheet. There has been much talk about public real estate organizations needing to go back to basics. We don't have to go back to anywhere -- we already are full-service real estate operators. We have an experienced team of real estate professionals, with the executive and senior management group averaging 20 years with the organization. Our general managers in each of our Koger city markets have been with us on average for 15 years. We've had a national marketing program for more than 25 years. We have separate dedicated divisions for development and acquisitions. We've been in the suburban office business more than 40 years, serving our national, regional, and local corporate customers and our national and state government customers.

         As a fully integrated operating real estate company, Koger Equity has always focused its strategy on developing and owning quality suburban office buildings located in business parks or communities in the Southeast and Southwest. We've developed 84 percent of our portfolio ourselves, ensuring quality and cost control. Having the ability to build our business from multiple concentrated established office communities has given us flexibility to better serve our customers' space needs and allows us to benefit from economies of scale. Nonetheless, real estate has always been a local business, and in-depth knowledge of local real estate conditions is vital. We have on average 25 years' operating experience and almost 25 percent market share in our submarkets, a submarket being defined as a sphere of influence within a given market or metro area.

         We operate in the Sunbelt with its pro-business climate and lower cost of living. This region has continued to experience employment and population growth between 1.5 and 2.0 times the national average, as major companies have migrated south to our markets. We've operated in the suburbs because demand has increased for quality offices located in suburban locations, with easier access and a better quality of life than that of the central business district. Throughout the 1990s, these growth trends for the South and its suburbs have been realized, and we fully expect that to continue as we move into the next century.

Operations

         In 1998, the Company's operating property portfolio experienced accelerating growth and higher rental revenues, with rental and other rental services revenues totaling $133.7 million, up 22 percent over 1997. Operating cost as a percent of revenue was reduced from 40.6 percent to 40.2 percent this year. Our overall average rental rate continued to increase to $15.82 per foot, up 5.3 percent. Average rental rate on new leases increased to $17.87 per foot, up 14 percent, and average rental rate on renewals increased to $16.22, up 8 percent over rates prior to renewal. Same store sales revenue increased by 5 percent per year for the last two years. Annualized rents at year-end were $141.7 million, up 22 percent over 1997.


Acquisitions

         In spite of capitalization rate declines early in the year, the Company was able to make several excellent acquisitions. We acquired 20 buildings, 1,167,000 feet, for a total investment of $122 million, ahead of our business plan, which called for $75 million. Nineteen of these buildings were in three new submarkets: the Colonnade portfolio in Birmingham; the Vanguard portfolio in Charlotte's I-77 corridor, and the Paragon Building in Richmond. Additionally, we acquired one building in Jacksonville. Our acquisitions were 92 percent leased at year-end. Our acquisition program has and will continue to emphasize expanding into target submarkets in existing growing Koger cities, increasing our critical mass, and acquiring operating business parks and sites in new growth cities like Birmingham with excellent development opportunities.


Development

         Our development feeds off the growth and success which our customers experience in Koger office communities. For example, this year we are building Landstar System's national headquarters,

Photograph
Gwinnett Building, Atlanta, Georgia

180,000 feet in a new thriving submarket along the J. Turner Butler Boulevard corridor in Jacksonville. Landstar has been our tenant in the Jacksonville Central Center for the past eight years.

         We completed six new buildings during 1998, adding approximately 604,000 feet to our portfolio. These buildings came on stream from March through October and, as a group, were 81 percent leased at year-end, ahead of pro forma projections, and are currently 88 percent leased. By year-end, three of the six buildings had already reached 95 percent stabilized occupancy.

         At year-end, we had nine buildings under construction totaling 943,000 feet. Three of the nine are now operational and ahead of our lease-up projections. We purchased 70 acres of land in 1998, and we had 110 acres of land inventory, available in 11 submarkets, at year-end. The land inventory has infrastructure in place, is contiguous with our existing office communities, and over time should produce future rents of $25 million at today's rates and 92 percent occupancy.

         We've operated in good market conditions in 1998, as evidenced by our development successes. Generally, our markets were in balance as to supply and demand, even as we read and heard fears of development and acquisition excesses. It is important to remember that we operate well-established office parks in proven locations within mature submarkets, where we've been for a number of years. Koger has a competitive advantage because there is very little land available for new office development in the majority of our submarkets.

         Our development success last year and for the next several years will be the result of building out the last sites in our existing office parks. We had no great exposure last year in any one market, since our development of new buildings was spread over five metro markets. Over half of the leasing in our new buildings last year came from existing tenant relationships. Koger Equity has a distinctive strategy focused on the suburban office park in a campus-style setting. The portfolio is 90 percent leased to a diversified base of credit-quality tenants, located in 24 separate submarkets in 15 metro areas, a total of 2,682 leases, plus more than 400 leases from our profitable third-party management team. Looking forward, we continue to review forecasts predicting an oversupply of office space in some major U.S. markets. While we have seen little evidence of overbuilding in our submarkets, we are continually reviewing our competitors to determine their impact on market conditions.

         Our success across the board cannot disguise our disappointment with the decline of the price of our common stock in the securities market. The total return for Koger Equity in 1998 was -16.24 percent, compared to the NAREIT office index total return of -17.35 percent, and the total return of all companies in the index was -18.82 percent. This was the worst performance for the All Company Index since NAREIT began publishing a real estate index in 1972. Global capital markets dislocations, a potential economic slowdown, and investor fears of overbuilding in the Southeast were important dynamics in public market performance. Larger capitalization growth stocks have outperformed smaller capitalization value stocks. Momentum investors were sellers of real estate securities, as were both nondedicated managers and dedicated real estate funds, who were selling REIT shares to meet redemption requirements. Although investor sentiment has not been this negative since 1993, we remain confident both of the successful future

[Photograph Description: Inset in the middle of the page contains a photograph of the following officers of Koger Equity, Inc. - Victor A. Hughes, Jr., Chairman of the Board and CEO (standing), James C. Teagle, President and COO
(left) and David B. Hiley, Executive Vice President and CFO(right)] of the REIT industry and most certainly of our Company and its business activities. It is interesting to note that over the past three and five years, KE's average total return performance was 20.32 percent and 16.84 percent, very competitive returns compared to the NAREIT office index. These returns are especially impressive when realizing it has been only over the past two years that the Company has resumed dividend payments and has begun to execute and see the results of its acquisition and development strategy as a part of these total returns.

         Last year we increased the size of our portfolio by 17 percent (11.2 percent with acquisitions and 5.8 percent with development). Across all of our markets, new buildings are being leased ahead of projections. Overall, our 1997 and 1998 acquisition and development program increased year-end annualized rents by $20.8 million. This program has complemented our continued emphasis on same store sales growth. We are moving into additional submarkets in growing cities with new and attractive buildings. In spite of the financial uncertainty in the markets during the fall, Koger Equity, unlike many other REITs, successfully negotiated a new three-year revolving credit facility and increased its borrowing capacity under that facility from $100 million to $150 million. With our revolving credit facility in place and our existing balance sheet, we should have a solid platform on which to accelerate our growth this year without going to the equity market.

         We are building revenue momentum from existing rent streams, additional accretive acquisitions, and newly developed buildings. Our management team is improving the Company's operating margins, as reflected by continued reductions in operating expenses as a percentage of total revenue and general and administrative expenses as a percentage of total revenue. Due to strong profit gains, our quarterly dividend was increased 20 percent last year. We expect, as a result of continued improvements across all of our business, to increase dividends in 1999.

         As we move into the year, Koger Equity's strategy will be driven by the core strengths that have served us well in the past: local market expertise, strong tenant relationships, and property management. Leveraging from these core strengths, our business plan is focused on four objectives: maximizing same store sales, building on remaining land in existing Koger Centers, expanding into target submarkets in the existing Koger cities to increase critical mass, and acquiring sites in new growth cities.

         The fundamentals are in place to execute our strategy in 1999 with demand in our markets remaining strong. To date, our development program is ahead of schedule and exceeding projections. While we have no specific acquisitions in our business plan for 1999, I expect the Company could make several when we identify the right buy. This will result in a positive repositioning of the portfolio with newer assets, when arranged in combination with the planned sale of several older centers.

         Since 1994, we have made great strides in restructuring and repositioning Koger Equity, resulting in FFO per share combined annualized growth rate of 12 percent. We accomplished this literally with one hand tied behind our back, as the Company has had access to capital for only the past two years. We would like to take this opportunity to thank our employees for their daily efforts and our dedicated Board of Directors for their guidance. We are committed to translating our focus on this special business franchise and its future into higher shareholder value. We are now in a position to take Koger Equity to the next level.

                          Respectfully,
                          /s/ VICTOR A. HUGHES, JR.
                          Victor A. Hughes, Jr.
                          Chairman and Chief Executive Officer

The foregoing message to the Shareholders contains forward-looking statements concerning 1999. The actual results of operations for 1999 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

Photograph
Paragon Building, Richmond, Virginia


1998 - A Year of Accomplishment

         1998 was a year of solid accomplishment for the Company in all aspects of its operation. Some of the more significant achievements are listed below:

Financial Highlights

         -        Total Rental Revenues increased 22%, to $133.7 million.
         -        Net Operating Income was up 23%, to $79.9 million.
         -        Earnings per diluted share increased 17%, to $1.10.
         - Funds From Operations per diluted share increased 10.6%, to $2.08.
         -        Dividends paid per share were up 214%, to $1.10.
         - On March 27, 1998, the Company sold one million shares of common stock to Wheat First Securities, Inc. for an aggregate sales price of $20.2 million.
         - In December 1998, the secured revolving credit facility was increased from $100 million to $150 million.

Development and Acquisition Activity

         - The Company completed six buildings during the year, containing 603,900 feet, in Jacksonville (2), Charlotte, Greenville, Atlanta and Memphis. These buildings were constructed at a cost of $46.5 million (including land but excluding tenant improvement costs) and, at December 31, 1998, were 81% leased.
         - At December 31, 1998, the Company had nine buildings containing 943,000 feet under construction in Greensboro, Orlando, San Antonio, Jacksonville (2), Birmingham, El Paso, Memphis and Atlanta. The projected construction costs for these buildings, including land but excluding tenant improvement costs, are $79.9 million.
         - The Company purchased 20 buildings containing 1.2 million feet for $121.9 million during the year.
         - At December 31, 1998, those buildings were 92% leased. These purchases included the following:
                  -        A 154,300 foot building in Richmond, Virginia.
                  -        A 26,000 foot building in Jacksonville, Florida.
                  - An office and retail complex containing 438,900 feet in Birmingham, Alabama.
                  - An office park containing 548,200 feet in Charlotte, North Carolina.
         - The Company purchased a total of 70.3 acres of land in Jacksonville (29.8 acres), Birmingham (23.4 acres), and Charlotte (17.1 acres) for $13.58 million.

Leasing Activity

         - At year-end, the office buildings contained 10 million net rentable square feet and were approximately 90% leased at an average annual rent of $15.82 per net rentable square foot.
         - Eighty percent of all space in Koger Centers is leased by national companies and federal and state governments, over half of which lease offices in two or more Centers.
         - The Company leased approximately 2.5 million feet in 1998, including new leases and renewals at an average rental rate of $16.97.
         - Governmental tenants accounted for 20.6% of the Company's leased space at December 31.

         - More than 25 years ago, the Koger Organization implemented a national marketing program which focuses on developing strong relationships with national and regional corporations -- many of which are Fortune 500 companies, federal and state governmental departments and agencies, and other large prospective users of office space. This program has contributed significantly to the success of our marketing efforts.
         -        Major leases completed during the year included:
                  - 95,132 feet with Blue Cross & Blue Shield of Florida in Jacksonville, Florida.
                  - 30,133 feet with Electronic Data Systems Corp. in Austin, Texas.
                  - 180,700 feet for a new corporate headquarters building for Landstar System Holdings, Inc. in Jacksonville, Florida.
                  - 29,690 feet with Nova Tech Sciences Corporation in Greensboro, North Carolina.
                  - 66,435 feet with Homeside Lending, Inc. in Jacksonville, Florida.
                  - 74,801 feet with the State of Florida Department of Health in Tallahassee, Florida.
                  - 76,956 feet with Travelers Indemnity in Charlotte, North Carolina.
                  - 49,900 feet with the U.S. Government - Centers for Disease Control in Atlanta, Georgia.
                  - 36,300 feet with Commercial Union Insurance in Atlanta, Georgia.
                  - 46,500 feet with Reliance Electrical Industries in Greenville, South Carolina.
                  - 33,400 feet with the U.S. Government - Centers for Disease Control in Atlanta, Georgia.
                  - 26,300 feet with Balcom Chemicals in Memphis, Tennessee. 21,000 feet with FMT Holding Company in Memphis, Tennessee.

General

         Koger Equity, Inc. is a self-administered and self-managed real estate investment trust which owns, operates and manages a portfolio of suburban office buildings primarily located in 20 office centers (the "Koger Centers") located in 15 metropolitan areas throughout the southeastern and southwestern United States.

         As of December 31, 1998, the Company owned 251 office buildings, of which 246 are in Koger Centers and five are outside Koger Centers but in metropolitan areas where Koger Centers are located.

         The General Managers responsible for successfully operating the Koger Centers have been with the Koger Organization an average of 15 years, while our seasoned team of department heads and senior management average 20 years of service with the Company.


Photograph:
Oak Ridge Building, Memphis, Tennessee

IT ALL STARTS WITH CONSTRUCTION

         Footings are poured. Clean, functional lines of glass, steel and concrete rise from the ground. Another Koger building nears completion.

         That construction scenario was replayed a number of times in 1998. Since the 1950s when Koger pioneered the office park concept, the Company has been developing and building for its own account and from demand driven by its own satisfied and successful customer base. Last year Koger added 604,000 feet in six buildings to its nationwide inventory. Another 943,000 feet were under construction.

         Like the Company's ongoing development, even the earliest structures in Koger office parks stand as testimony to foresight and planning. Their appearance is contemporary, their mechanical aspects functioning at satisfactory levels. Best of all, these early buildings still produce rent streams that contribute handsomely to the Company's funds from operations.

         Meanwhile Koger construction continues, along with acquisition. Today the development process starts with a series of careful steps even before a shovel turns the first piece of dirt. Koger Marketing, Real Estate, Development, Operations, Finance and Accounting Departments each review the feasibility of a new building. Each department must be assured that the proposed project meets its litmus test. Will the market support the project? Is land available at the right price? Can the project be brought in within budget, yet still meet tenant requirements? Can it be leased at a rate to bring a favorable return? Only when the hard questions draw a firm "yes" does the project move forward.

         Once the building feasibility is approved, the Development Department swings into action with design, engineering and permitting. Seasoned Koger professionals work closely with independent architects who have been selected for their understanding of project economics as well as their aesthetic talent. They know Koger buildings must be pleasing to the eye and to the ledger.

         Koger professionals check every detail. Nothing is left to chance. Bay depths, floor loads, computer and communication needs, elevator accessibility, restrooms, electrical and HVAC systems, lighting, parking, interior and exterior finishes, and landscaping are scrutinized by a team that has years of experience in bringing in projects on time and in budget.

         Koger's staff construction managers and superintendents control the project at every step. They ensure that the company receives the building it has designed, at the cost it anticipated, and that tenants have an office home that works -- an office that will help them meet their business objectives.

         The Landstar Building (opposite) is a case in point. A five-story, 180,700-foot national headquarters, the building was designed to meet the current and future needs of Landstar System, a robust and growing trucking giant. Koger and Landstar teams meshed to create a highly functional, aesthetically pleasing home for Landstar, a Koger tenant since 1991 and for years to come.

         It all starts with construction. It continues with customer satisfaction. But the Koger commitment to excellence never ends.


Photograph:
Landstar Building (under construction)
Jacksonville, Florida

THE KOGER CENTERS

(Key:   H = Owned and managed by Koger Equity, Inc.
        n = Managed by Koger Equity, Inc.
        t = Managed by Koger Realty Services, Inc.)

H       Atlanta
2951 Flowers Road South, #100
Atlanta, Georgia 30341
770-458-7231

H       Austin
3420 Executive Center Drive, #100
Austin, Texas 78731
512-345-1893

H       Birmingham
3800 Colonnade Parkway, #110
Birmingham, Alabama 35243
205-969-3030

H       Charlotte
5445 77 Center Drive, #70
Charlotte, North Carolina 28217
704-527-7777

n       Columbia
201 Executive Center Drive, #100
Columbia, South Carolina 29210
803-731-9440

H       El Paso
444 Executive Center Boulevard, #120
El Paso, Texas 79902
915-532-3456

H       Greensboro
2211 West Meadowview Road, #100
Greensboro, North Carolina 27407
336-294-6785

H       Greenville
150 Executive Center Drive, #100
Greenville, South Carolina 29615
864-288-5250

H       Jacksonville
8875 Liberty Ridge Drive, #100
Jacksonville, Florida 32256
904-464-0900

n       Little Rock
10809 Executive Center Drive, #111
Little Rock, Arkansas 72211
501-224-1200

H       Memphis
65 Germantown Court, #108
Cordova, Tennessee 38018
901-757-8118

t       Miami
8300 Northwest 53rd Street, #100
Miami, Florida 33166
305-592-0681

n       Nashville
278 Franklin Road, #100
Brentwood, Tennessee 37027
615-373-2773

t       Norfolk
#2 The Koger Center, #1
Norfolk, Virginia 23502
757-461-9477

H       Orlando
930 Woodcock Road, #127
Orlando, Florida 32803
407-894-5851

t       Raleigh
3700 National Drive, #100
Raleigh, North Carolina 27612
919-782-4240

Richmond
t       West End
1500 Forest Avenue, #100
Richmond, Virginia 23229
804-282-5461

        Richmond
H       One Paragon Place
6800 Paragon Place
Richmond, Virginia 23230
804-288-4444

H       St. Petersburg
877 Executive Center Drive West, #100
St. Petersburg, Florida 33702
727-576-1400

H       San Antonio
4538 Centerview Drive, #150
San Antonio, Texas 78228
210-736-2494

H       Tallahassee
1311 Executive Center Drive, #101
Tallahassee, Florida 32301
850-877-3151

t       Tampa
5415 Mariner Street, #103
Tampa, Florida 33609
813-286-7921

H       Tulsa
9726 East 42nd Street, #100
Tulsa, Oklahoma 74146
918-628-0810


(Map of the southeastern and southwestern portion of the United States, with each Koger Center's geographic location identified.)

Photograph:
Gunti Building, Jacksonville, Florida

The full text of the SEC Form 10-K is included in the 1998 Annual, which 10-K was filed with the SEC previously.

General Information

Board of Directors
        D. Pike Aloian
        Benjamin C. Bishop, Jr.
        Irvin H. Davis
        David B. Hiley
        Victor A. Hughes, Jr.
        John R. S. Jacobsson
        G. Christian Lantzsch
        William L. Mack
        Lee S. Neibart
        George F. Staudter
        S. D. Stoneburner
        James C. Teagle

Executive Officers
         Victor A. Hughes, Jr., Chairman of the Board and
            Chief Executive Officer
         James C. Teagle, President and Chief Operating Officer
         David B. Hiley, Executive Vice President and
            Chief Financial Officer

Officers
        Michael F. Beale, Vice President/Real Estate
        Robert N. Bridger, Senior Vice President/Development
        Philip J. Bruce, Vice President/Development
        Bradford A. Chaffin, Vice President/   Third Party Management
        G. Danny Edwards, Treasurer
        Wade L. Hampton, Vice President/Special Marketing
        Bryan F. Howell, Vice President/Operations
        W. Lawrence Jenkins, Vice President/Administration and Corporate Secretary
        J. Velma Keen, II, Vice President/Division I
        Luther W. Kiger, Vice President
        Kenneth D. Lund, Vice President/Division II
        Thomas C. McGeachy, Vice President/ Division III
        Mary H. McNeal, Assistant Vice President/ Investor Relations Diana R. Payne, Assistant Vice President/ Human Resources
        James L. Stephens, Vice President and Chief Accounting Officer James W. Walker, Vice President/Marketing

Counsel
        Ropes & Gray
        Boston, Massachusetts

        Boling & McCart
        Jacksonville, Florida

        Martin, Ade, Birchfield & Mickler, P.A.
        Jacksonville, Florida

Independent Certified Public Accountants
        Deloitte & Touche LLP

Stock Listing
        American Stock Exchange
        Common Stock Symbol: KE

Common Stock Transfer Agent,
Dividend Paying Agent and Registrar
First Union National Bank
Corporate Trust Client Services, NC-1153
1525 West W. T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153
(800) 829-8432

Dividend Reinvestment Plan
Stockholders may elect to have dividends automatically reinvested in additional shares of Koger Equity, Inc. common stock. For information about dividend reinvestment, contact First Union National Bank at (800) 829-8432.

Automatic Dividend Deposit
Stockholders may elect to have dividends automatically deposited into the financial institution of their choice. For information about automatic dividend deposit, contact
First Union National Bank at (800) 829-8432.

Koger Equity, Inc.
Corporate Office
Post Office Box 58120(ZIP 32241-8120)
8880 Freedom Crossing Trail
Jacksonville, Florida 32256-8280
(904) 732-1000
Internet address: www.koger.com